Exhibit 10.1

EXECUTION COPY

TENDER AND SUPPORT AGREEMENT

This TENDER AND SUPPORT AGREEMENT (this “Agreement”), dated as of September 15, 2012, is by and among BGI-Shenzhen, a company organized under the laws of the People’s Republic of China (“Parent”), Beta Acquisition Corporation, a Delaware corporation and a wholly owned Subsidiary of Parent (the “Purchaser”), and the Persons set forth on Schedule A hereto (each, a “Stockholder”).

WHEREAS, as of the date hereof, each Stockholder is the holder of the number of shares of common stock, par value $0.001 per share (“Common Stock”), of Complete Genomics, Inc., a Delaware corporation (the “Company”), set forth opposite such Stockholder’s name on Schedule A (all such shares set forth on Schedule A, together with any shares of Common Stock of the Company that are hereafter issued to or otherwise acquired or owned by any Stockholder prior to the termination of this Agreement being referred to herein as the “Subject Shares”);

WHEREAS, Parent, the Purchaser and the Company propose to enter into an Agreement and Plan of Merger, dated as of the date hereof and a true and correct copy of which has been delivered to each Stockholder (the “Merger Agreement”), which provides, among other things, for the Purchaser to commence a tender offer for all of the issued and outstanding Common Stock of the Company (the “Offer”) and the merger of the Purchaser with and into the Company, with the Company continuing as the surviving corporation (the “Merger”), upon the terms and subject to the conditions set forth in the Merger Agreement (capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement); and

WHEREAS, as a condition to their willingness to enter into the Merger Agreement, Parent and the Purchaser have required that each Stockholder, and as an inducement and in consideration therefor, each Stockholder (in such Stockholder’s capacity as a holder of the Subject Shares) has agreed to, enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

ARTICLE I

AGREEMENT TO TENDER

1.1. Agreement to Tender. Unless this Agreement shall have been terminated in accordance with its terms, each Stockholder shall validly tender or cause to be tendered in the Offer all of such Stockholder’s Subject Shares pursuant to and in accordance with the terms of the Offer. Without limiting the generality of the foregoing, as promptly as practicable after receipt by such Stockholder of all documents or instruments required to be delivered pursuant to the terms of the Offer (but in any event no later than ten (10) Business Days after the commencement of the Offer), each Stockholder shall (i) deliver to the Paying Agent (A) a letter of transmittal with respect to such Stockholder’s Subject Shares complying with the terms of the Offer, (B) a Certificate or Certificates representing such Subject Shares or an “agent’s message” (or such other evidence, if any, of transfer as the Paying

Agent may reasonably request) in the case of a Book-Entry Share of any uncertificated Subject Shares, and (C) all other documents or instruments required to be delivered pursuant to the terms of the Offer, or (ii) instruct and otherwise cause such Stockholder’s broker and cause such other Person that is the holder of record of any Subject Shares beneficially owned by such Stockholder to tender such Subject Shares pursuant to and in accordance with clause (i) of this Section 1.1 and the terms of the Offer. Each Stockholder agrees that, once such Stockholder’s Subject Shares are tendered, such Stockholder will not withdraw any of such Subject Shares from the Offer, unless and until (A) the Offer shall have been terminated by the Purchaser in accordance with the terms of the Merger Agreement or (B) this Agreement shall have been terminated in accordance with its terms; provided, however, that (x) a Stockholder shall not be required, for purposes of this Agreement, to exercise any unexercised Company Option held by such Stockholder and (y) a Stockholder shall not have any obligation under this Section 1.1 to tender any Subject Shares into the Offer to extent such shares constitute Company RSUs or if that tender could cause such Stockholder to incur liability under Section 16(b) of the Exchange Act.

Notwithstanding anything to the contrary contained herein, the obligations of each Stockholder under this Agreement are several and not joint with any other Stockholder.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

Each Stockholder represents and warrants to Parent and the Purchaser as to such Stockholder, severally and not jointly, that:

2.1. Authorization; Binding Agreement. Each Stockholder has full legal capacity, power and authority to execute and deliver this Agreement, to perform his or its obligations under this Agreement and to consummate the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by such Stockholder and, except for withdrawal or similar rights that may be provided by federal or state securities Laws, constitutes a valid and binding agreement of such Stockholder, enforceable against him in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

2.2. Non-Contravention. The execution and delivery of this Agreement by such Stockholder does not, and the performance by such Stockholder of such Stockholder’s obligations hereunder and the consummation by such Stockholder of the transactions contemplated hereby will not (i) violate any Laws applicable to such Stockholder or such Stockholder’s Subject Shares or which may in any material respect delay, impair or prevent the performance by Stockholder of its obligations under this Agreement, (ii) except as may be required by federal or state securities Law, require any consent, approval, order, authorization or other action by, or filing with or notice to, any Person (including any Governmental Authority) under, constitute a default (with or without the giving of notice or the lapse of time or both) under, or give rise to any right of termination, cancellation or acceleration under any contract, agreement or other instrument binding on such Stockholder, or (iii) if such Stockholder is not an individual, violate any provision of such Stockholder’s organizational documents.

2.3. Ownership of Subject Shares; Total Shares. Such Stockholder is the record or beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of such Stockholder’s Subject

Shares and has good and marketable title to such Subject Shares free and clear of any Encumbrance (including any restriction on the right to vote or otherwise transfer such Subject Shares), except as (i) provided hereunder, (ii) pursuant to any applicable restrictions on transfer under the Securities Act, and (iii) subject to any risk of forfeiture with respect to any shares of Common Stock granted to such Stockholder under an employee benefit plan of the Company. The Subject Shares listed on Schedule A opposite such Stockholder’s name constitute all of the shares of Common Stock of the Company owned of record, by such Stockholder as of the date hereof. Except pursuant to this Agreement, no Person has any contractual right or obligation to purchase or otherwise acquire any of such Stockholder’s Subject Shares.

2.4. Voting Power. Except as set forth on Schedule A, such Stockholder has sole and full voting power with respect to such Stockholder’s Subject Shares, and sole and full power of disposition, and full power to issue instructions with respect to the matters set forth herein, in each case with respect to all of such Stockholder’s Subject Shares. None of such Stockholder’s Subject Shares are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Subject Shares, except as provided hereunder.

2.5 Absence of Litigation. With respect to such Stockholder, as of the date hereof, there is no action, suit, investigation or proceeding pending against, or, to the knowledge of such Stockholder, threatened in writing against, such Stockholder or with respect to the Subject Shares that could reasonably be expected to prevent, delay or impair, the ability of such Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby.

2.6 No Brokers. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger and the other transactions contemplated by the Merger Agreement based upon arrangements made by or at the direction of the Stockholder.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT AND THE PURCHASER

Each of Parent and the Purchaser represent and warrant to the Stockholders, jointly and severally, that:

3.1. Organization; Authorization. Parent and the Purchaser are each duly organized, validly existing and in good standing under the laws of its respective jurisdiction of its organization. The consummation of the transactions contemplated hereby are within each of Parent’s and the Purchaser’s corporate powers and have been duly authorized by all necessary corporate actions on the part of Parent and the Purchaser. Parent and the Purchaser have full power and authority to execute, deliver and perform this Agreement and the Merger Agreement, subject to its terms.

3.2. Binding Agreement. This Agreement and the Merger Agreement have been duly authorized, executed and delivered by each of Parent and the Purchaser, and constitute valid and binding obligation of Parent and the Purchaser enforceable against Parent and the Purchaser in accordance with their respective terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

ARTICLE IV

ADDITIONAL COVENANTS OF THE STOCKHOLDERS

Each Stockholder hereby covenants and agrees, severally and not jointly, that:

4.1. Voting of Subject Shares. At every meeting of the Company’s stockholders called, and at every adjournment or postponement thereof, and at any action by written consent of the Company’s stockholders, such Stockholder shall, or shall cause the holder of record on any applicable record date to, vote or consent, as the case may be, such Stockholder’s Subject Shares (to the extent that any of the Subject Shares are not purchased in the Offer) (i) in favor of (A) adoption of the Merger Agreement and (B) approval of any proposal to adjourn or postpone the meeting to a later date, if there are not sufficient votes for the adoption of the Merger Agreement on the date on which such meeting is held; (ii) against (A) any Acquisition Proposal, (B) any action, proposal, transaction or agreement that would reasonably be expected to result in the failure of any Offer Condition to be satisfied, (C) any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, scheme of arrangement, combination, sale of assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company, (D) any amendment of the Company Certificate or the Company Bylaws, or (E) other proposal or transaction involving the Company or any Company Subsidiary, which proposal or transaction would in any manner impede, delay, frustrate, prevent or nullify any provision of the Merger Agreement, the Merger or any other transaction contemplated by the Merger Agreement or change in any manner the voting rights of any class of the Company’s capital stock; and (iii) in favor of any other matter necessary for consummation of the transactions contemplated by the Merger Agreement, which is considered at any such meeting of the Company’s stockholders.

4.2. No Inconsistent Arrangements. Except as provided hereunder or under the Merger Agreement, such Stockholder shall not, directly or indirectly, (i) create or permit to exist any Encumbrance other than restrictions imposed by applicable Law or pursuant to this Agreement on any such Subject Shares, (ii) transfer (including, by tendering into a tender or exchange offer), sell, assign, pledge, gift or otherwise dispose of (including, by gift, merger or operation of law (collectively, “Transfer”)) or enter into any contract, option or other arrangement with respect to any Transfer of such Subject Shares or any Transfer of any interest therein, (iii) grant or permit the grant of any proxy, power of attorney or other authorization in or with respect to such Subject Shares, (iv) deposit or permit the deposit of such Subject Shares into a voting trust or enter into a voting agreement or arrangement with respect to such Subject Shares, (v) take or permit any other action that would in any way restrict, limit, prevent or interfere with the performance of such Stockholder’s obligations hereunder or the transactions contemplated hereby or otherwise make any representation or warranty of such Stockholder herein untrue or incorrect, or (vi) commit or agree to take any of the foregoing actions. Notwithstanding the foregoing, such Stockholder may make (a) Transfers of Subject Shares by will, operation of law, Transfers for estate planning purposes or Transfers for charitable purposes or as charitable gifts or donations, in which case the Subject Shares shall continue to be bound by this Agreement and provided that each transferee agrees, prior to such Transfer, in writing with Parent in an instrument reasonably satisfactory in form and substance to Parent to be bound by the terms and conditions of this Agreement and (b) as Transfers of Subject Shares as Parent may otherwise agree in writing in its sole discretion.

4.3. No Exercise of Appraisal Rights. Such Stockholder agrees not to exercise any appraisal rights or dissenter’s rights in respect of such Stockholder’s Subject Shares that may arise with respect to the Merger.

4.4. Documentation and Information. Such Stockholder shall permit and hereby authorizes Parent and the Purchaser to publish and disclose in all documents and schedules filed with the SEC, and any press release or other disclosure document that Parent or the Purchaser reasonably determines to be necessary in connection with the Offer, the Merger and any transactions contemplated by the Merger Agreement, such Stockholder’s identity and ownership of the Subject Shares and the nature of such Stockholder’s commitments and obligations under this Agreement (provided that any such publication, disclosure, release or disclosure with respect to any matter related to such Stockholder shall be made with respect to all Stockholders).

4.5. Irrevocable Proxy. Such Stockholder hereby revokes (or agrees to cause to be revoked) any proxies that such Stockholder has heretofore granted with respect to the Subject Shares. Such Stockholder hereby irrevocably appoints Parent and any designee of Parent as attorney-in-fact and proxy for and on behalf of such Stockholder, for and in the name, place and stead of such Stockholder, to: (a) attend any and all meetings of the Company’s stockholders, (b) vote, express consent or dissent or issue instructions to the record holder to vote such Stockholder’s Subject Shares in accordance with the provisions of Section 4.1 at any and all meetings of the Company’s stockholders or in connection with any action sought to be taken by written consent of the Company’s stockholders without a meeting and (c) grant or withhold, or issue instructions to the record holder to grant or withhold, consistent with the provisions of Section 4.1, all written consents with respect to the Subject Shares at any and all meetings of the Company’s stockholders or in connection with any action sought to be taken by written consent without a meeting, provided, however, the foregoing shall only be effective if (x) such Stockholder fails to tender such Stockholder’s Subject Shares pursuant to Section 1.1 above or (y) a Tail Event occurs. Parent agrees not to exercise the proxy granted herein for any purpose other than the purposes described in this Agreement. The foregoing proxy shall be deemed to be a proxy coupled with an interest, is irrevocable in accordance with the provisions of Section 212(e) of the DGCL (and, without limiting the foregoing, as such shall survive and not be affected by the death, incapacity, mental illness or insanity of such Stockholder, as applicable) until the later to occur of the termination of the Merger Agreement or the termination of such Stockholder’s obligations under this Section 4.5 pursuant to Section 5.2. Such Stockholder authorizes such attorney and proxy to substitute any other Person to act hereunder, to revoke any substitution and to file this proxy and any substitution or revocation with the secretary of the Company. Such Stockholder hereby affirms that the proxy set forth in this Section 4.5 is given in connection with and granted in consideration of and as an inducement to Parent and the Purchaser to enter into the Merger Agreement and that such proxy is given to secure the obligations of the Stockholder under Section 4.1. Upon delivery of written request to do so by Parent, each such Stockholder shall as promptly as practicable execute and deliver to Parent a separate written instrument or proxy that embodies the terms of the irrevocable proxy set forth in this Section 4.5.

4.6. No Solicitation. Such Stockholder shall not directly or indirectly: (i) solicit, initiate, seek or knowingly encourage or facilitate any Acquisition Proposal or take any action to solicit, initiate, seek or knowingly encourage or knowingly facilitate any inquiry, expression of interest, proposal or offer that constitutes or could reasonably be expected to lead to an Acquisition Proposal, (ii) enter into, participate or engage in, maintain or continue any discussions or negotiations relating to, any Acquisition Proposal with any Person other than Parent, the Purchaser or the Company (including for such purpose any officer or director of the Company), (iii) approve, endorse, recommend, execute or enter into any agreement, letter of intent or Contract with respect to any Acquisition Proposal or otherwise relating to or that is intended to or would reasonably be expected to lead to any Acquisition Proposal (other than an Acceptable Confidentiality Agreement) or enter into any agreement, arrangement or understanding requiring the Company to abandon, terminate or fail to consummate the Merger or any other transactions contemplated by this Agreement, (v) submit any Acquisition Proposal or any matter related thereto to the vote of the stockholders of the Company, or (vi) agree to do any of the foregoing. Such Stockholder shall immediately cease any and all existing activities, discussions or negotiations with any Persons conducted by such Stockholder (other than the Company and including for such purpose any officer or director of the Company) on or prior to the date of this Agreement with respect to any Acquisition Proposal.

ARTICLE V

MISCELLANEOUS

5.1. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given, (i) if to Parent or the Purchaser, in accordance with the provisions of the Merger Agreement and (ii) if to a Stockholder, to such Stockholder’s address or facsimile number set forth on a signature page hereto, or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to each other party hereto. Each Stockholder shall promptly notify Parent in writing upon acquiring any additional shares of Company Common Stock or any other additional voting securities of the Company.

5.2. Termination. This Agreement shall terminate automatically, without any notice or other action by any Person, upon the earlier of (i) the termination of the Merger Agreement in accordance with its terms, (ii) the Effective Time, or (iii) any change in the form (other than to add new additional consideration) or decrease in the amount of consideration payable in the Offer; provided, however, that in the event the Merger Agreement is terminated pursuant to Sections 7.1(e) or 7.1(h) or is otherwise terminated pursuant to Section 7.1 in circumstances where an Acquisition Proposal shall have been made known to the Company or an Acquisition Proposal shall have been made to the stockholders of the Company generally or any Person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal, the obligations of each Stockholder under Sections 4.1, 4.2 and 4.5 shall continue for 180 calendar days following such termination (any of the foregoing, a “Tail Event”). Upon termination of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, however, that (x) nothing set forth in this Section 5.2 shall relieve any party from liability for any willful breach of this Agreement prior to termination hereof, and (y) the provisions of this Article V shall survive any termination of this Agreement.

5.3. Amendments and Waivers. Any provision of this Agreement may be amended or waived if such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

5.4. Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

5.5. Binding Effect; Benefit; Assignment. The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any person other than the parties hereto and their respective successors and assigns. No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto.

5.6. Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws. Each of Parent and the Purchaser and each Stockholder hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of Delaware Court of Chancery, or if no such state court has proper jurisdiction, then the Federal court of the U.S. located in the State of Delaware, and appellate courts therefrom, (collectively, the “Delaware Courts”) for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Delaware Courts and agrees not to plead or claim in any Delaware Court that such litigation brought therein has been brought in any inconvenient forum. Each of the parties hereto agrees (i) to the extent such party is not otherwise subject to service of process in the State of Delaware, to appoint and maintain an agent in the State of Delaware as such party’s agent for acceptance of legal process and (ii) that service of process may also be made on such party by prepaid certified mail with a proof of mailing receipt validated by United States Postal Service constituting evidence of valid service. Service made pursuant to (i) or (ii) above shall have the same legal force and effect as if served upon such party personally within the State of Delaware. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

5.7. Counterparts. This Agreement may be executed in one or more counterparts and delivered by means of facsimile or other means of electronic transmission (such as .pdf format), and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

5.8. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to its subject matter and there are no other agreements between any Stockholder, on one hand, and Parent, on the other hand with respect to the subject matter hereof.

5.9. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

5.10. Specific Performance. The parties hereto agree that each of Parent and the Purchaser would be irreparably damaged in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached by any Stockholder. It is accordingly agreed that Parent and the Purchaser shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by any Stockholder and to enforce specifically the terms and provisions hereof in any Delaware Court, this being in addition to any other remedy to which they are entitled at Law or in equity.

5.11. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

5.12. No Presumption. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

5.13. Further Assurances. Parent, the Purchaser and each Stockholder will execute and deliver, or cause to be executed and delivered, all further documents and instruments and use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations, to perform their respective obligations as expressly set forth under this Agreement.

5.14. Interpretation. Unless the context otherwise requires, as used in this Agreement: (i) “or” is not exclusive; (ii) “including” and its variants mean “including, without limitation” and its variants; (iii) words defined in the singular have the parallel meaning in the plural and vice versa; (iv) words of one gender shall be construed to apply to each gender; and (v) the terms “Article,” “Section” and “Schedule” refer to the specified Article, Section or Schedule of or to this Agreement.

5.15 Capacity as Stockholder. Each Stockholder signs this Agreement solely in such Stockholder’s capacity as a Stockholder of the Company, and not in such Stockholder’s capacity as a director, officer or employee of the Company or any of its Subsidiaries or in such Stockholder’s capacity as a trustee or fiduciary of any employee benefit plan or trust, or in any other capacity whatsoever.

5.16 No Agreement Until Executed. Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding between the parties hereto unless and until (a) the Merger Agreement is executed by all parties thereto, and (b) this Agreement is executed by all parties hereto.

[SIGNATURE PAGE(S) FOLLOWS]

The parties are executing this Agreement on the date set forth in the introductory clause.

BGI-Shenzhen

By:	/s/ Wang Jun

Name: Wang Jun
Title:

Beta Acquisition Corporation

By:	/s/ Yin Ye

Name: Yin Ye
Title: COO

[Signature Page to Tender and Support Agreement]

STOCKHOLDERS

By:	/s/ Clifford A. Reid
	Name:	Clifford A. Reid

By:	/s/ Ajay Bansal
	Name:	Ajay Bansal

By:	/s/ Radoje T. Drmanac
	Name:	Radoje T. Drmanac

By:	/s/ A. W. Homan
	Name:	A. W. Homan

By:	/s/ Keith Raffel
	Name:	Keith Raffel

By:	/s/ C. Thomas Caskey
	Name:	C. Thomas Caskey

By:	/s/ Lewis J. Shuster
	Name:	Lewis J. Shuster

[Signature Page to Tender and Support Agreement]

By:	/s/ Charles P. Waite, Jr.
	Name:	Charles P. Waite, Jr.

By:	/s/ Robert T. Wall
	Name:	Robert T. Wall

[Signature Page to Tender and Support Agreement]

ESSEX WOODLANDS HEALTH VENTURES FUND VIII, L.P.

By:	ESSEX WOODLANDS HEALTH VENTURES VIII, L.P.
Its General Partner

	By:	ESSEX WOODLANDS HEALTH VENTURES VIII, LLC
Its General Partner

		By:	/s/ Jeff Himawan
		Name:	Jeff Himawan
		Title:	Manager

ESSEX WOODLANDS HEALTH VENTURES FUND VIII-A, L.P.

By:	ESSEX WOODLANDS HEALTH VENTURES VIII, L.P.
Its General Partner

	By:	ESSEX WOODLANDS HEALTH VENTURES VIII, LLC
Its General Partner

		By:	/s/ Jeff Himawan
		Name:	Jeff Himawan
		Title:	Manager

ESSEX WOODLANDS HEALTH VENTURES FUND VIII-B, L.P.

By:	ESSEX WOODLANDS HEALTH VENTURES VIII, L.P.
Its General Partner

	By:	ESSEX WOODLANDS HEALTH VENTURES VIII, LLC
Its General Partner

		By:	/s/ Jeff Himawan
		Name:	Jeff Himawan
		Title:	Manager

[Signature Page to Tender and Support Agreement]

OVP Venture Partners VI, L.P.

By:
Its:

By:	/s/ Charles P. Waite, Jr.
	Name:	Charles P. Waite, Jr.
	Title:	Manager

OVP VI Entrepreneurs Fund, L.P.

By:
Its:

By:	/s/ Charles P. Waite, Jr.
	Name:	Charles P. Waite, Jr.
	Title:	Manager

OVMC VI, LLC

By:	/s/ Charles P. Waite, Jr.
	Name:	Charles P. Waite, Jr.
	Title:	Manager

[Signature Page to Tender and Support Agreement]

Schedule A

Name of Stockholder	No. Shares
Clifford A. Reid	310,200

Ajay Bansal	1,696

Radoje T. Drmanac	131,999

A. W. Homan	0

Keith Raffel	10,000

C. Thomas Caskey	5,984

Lewis J. Shuster	833

Charles P. Waite, Jr.	1,666

Robert T. Wall	50,833

Essex Woodlands Health and affiliates	4,156,269

OVP Venture Partners and affiliates	1,424,629